Exhibit 99.2

DIGITAL TURBINE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 25, 2021 (the “Closing Date”), Digital Turbine, Inc., a Delaware corporation (the “Company”), Digital Turbine Media, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“DT Media”), and Digital Turbine Luxembourg S.à r.l., a subsidiary of the Company, completed the initial closing of the acquisition of at least 95% of the outstanding voting shares (the “Majority Fyber Shares”), of Fyber N.V., a public limited liability company registered with the Netherlands Chamber of Commerce Business Register (“Fyber”), pursuant to a Sale and Purchase Agreement between Tennor Holding B.V., Advert Finance B.V., and Lars Windhorst (collectively, the “Seller”), the Company, and DT Luxembourg. The Seller transferred and delivered 400,000,000 shares of the Majority Fyber Shares to DT Media on the Closing Date, and the Seller transferred and delivered another 125,805,997 shares of the Majority Fyber Shares to DT Media in June-July 2021. The remaining outstanding shares in Fyber (the “Minority Fyber Shares”) are to the Company’s knowledge widely held by other shareholders of Fyber (the “Minority Fyber Shareholders”).

The Company acquired Fyber in exchange for an estimated aggregate consideration of up to $600 million, consisting of (i) $150 million in cash, which was subject to adjustments for certain items, approximately $124.3 million of which was paid to the Seller on the Closing Date and the remainder of which will be paid to the Minority Fyber Shareholders for the Minority Fyber Shares pursuant to the tender offer described below, (ii) 3,216,935 newly-issued shares of common stock of the Company issued to the Seller at the closing of the acquisition, (iii) 2,540,364 newly-issued shares of common stock of the Company issued to the Seller in June-July 2021, (iv) an additional 59,289 newly-issued shares of common stock of the Company to be issued to the Seller but subject to a true-up reduction based on increased transaction costs associated with the staggered delivery of the Majority Fyber Shares to the Company, and (v) contingent upon Fyber’s net revenues (determined in accordance with International Financial Reporting Standards), being equal or higher than $100 million for the 12-month earn-out period ending on March 31, 2022, as determined in the manner set forth in the Sale and Purchase Agreement, a certain number of shares of Company common stock, which will be newly-issued to the Seller at the end of the earn-out period, and under certain circumstances, an amount of cash, which value of such shares and cash in aggregate will not exceed $50 million (subject to set-off against certain potential indemnification claims against the Seller). The Company does not anticipate that Fyber will meet the net revenue goal and, thus, estimates that no contingent consideration will be paid.

Pursuant to certain German law on public takeovers, follow the closing, the Company launched a public tender offer to the Minority Fyber Shareholders to acquire from them the Minority Fyber Shares. The tender offer is subject to certain minimum price rules under German law. The timing and the conditions of the tender offer, including the consideration of EUR 0.84 per share offered to the Minority Fyber Shareholders in connection with the tender offer, was determined by the Company pursuant to the applicable Dutch and German takeover laws. The Company anticipates completing the tender offer during the second fiscal quarter 2022.

Fyber is a leading mobile advertising monetization platform empowering global app developers to optimize profitability through quality advertising.  Fyber’s proprietary technology platform and expertise in mediation, real-time bidding, advanced analytics tools, and video combine to deliver publishers and advertisers a highly valuable app monetization solution.

The Company does not anticipate that Fyber will meet the net revenue goal and, thus, estimates that no contingent consideration will be paid. The following unaudited pro forma condensed combined balance sheet of the Company as of March 31, 2021, and the unaudited pro forma condensed combined statements of operations of the Company for the year ended March 31, 2021 are based on the historical consolidated financial statements of the Company and Fyber using the acquisition method of accounting. In addition, the unaudited pro forma financial statements include further the financial statements of AdColony Holding AS (“AdColony”) using the acquisition method of accounting for that acquisition which is further described in the Form 8-K that was filed on May 4, 2021 and the Form 8-K/A that was filed on July 14, 2021.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisitions of both Fyber and AdColony. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the acquisitions as if they had occurred on March 31, 2021 and includes all adjustments necessary to reflect the application of the acquisition accounting to the transactions. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 give effect to the acquisitions as if they had occurred on April 1, 2020 and include all adjustments necessary to reflect the accounting for the transactions.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the acquisitions been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statement of operations does not purport to represent the future results of operations of the Company. Given the comparable fiscal periods differ by one quarter, as permitted by Regulation S-X, the unaudited pro forma condensed combined statements of operations combine Fyber and AdColony’s consolidated statements of operations for the year ended December 31, 2020, with the Company’s consolidated financial statements for the year ended March 31, 2021. The unaudited pro forma condensed combined balance sheet combines Fyber’s and AdColony’s condensed consolidated balance sheet as of December 31, 2020 with the Company’s condensed consolidated balance sheet as of March 31, 2021.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisitions, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the assets acquired and liabilities assumed. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

• The accompanying notes to the unaudited pro forma condensed combined financial statements;

• The Company’s historical audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021;

• The Current Report on Form 8-K/A of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit;

• Fyber’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020 and 2019, included in Exhibit 99.1 to the Current Report on Form 8-K/A of the Company; and

• AdColony’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020 and 2019, included in Exhibit 99.1 to the Current Report on Form 8-K/A of the Company filed on July 14, 2021.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2021

(in thousands)

	Digital Turbine, Inc.	AdColony Holding AS	Fyber N.V. Historical As Translated (Refer	Transaction Accounting	Note	Other Transaction Accounting	Note	Pro Forma
	Historical	Historical	to Note 6)	Adjustments	Ref	Adjustments	Ref	Combined
ASSETS
Current assets
Cash and cash equivalents	$30,778	$15,400	$31,946	$(224,336)	3(a)	$234,130	5(a)	$87,918
Restricted cash	340	-	-					340
Accounts receivable, net of allowance for doubtful accounts	61,985	72,900	79,929					214,814
Prepaid expenses and other current assets	4,282	3,211	3,710					11,203
Total current assets	97,385	91,511	115,585	(224,336)		234,130		314,275
Property and equipment, net	13,050	1,909	10,793			(9,209)	5(e)	16,543
Right-of-use assets	3,495	2,088	-	4,000	3(k)	9,209	5(e)	18,792
Intangible assets, net	53,300	2,382	10,731	439,170	3(b)			505,583
Goodwill	80,176	182,156	158,240	132,999	3(c)			553,571
Other non-current assets	-	900	4,729					5,629
Deferred tax assets	12,963	25,854	-	(38,817)	3(h)			-
TOTAL ASSETS	$260,369	$306,800	$300,078	$313,016		$234,130		$1,414,393
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and other payables	$34,953	$26,685	$96,377					$158,015
Accrued license fees and revenue share	46,196	-	-			37,040	5(d)	83,236
Accrued compensation	9,817	-	6,156					15,973
Lease liabilities	-	2,500	-					2,500
Contract liabilities	-	700	-					700
Short-term debt, net of issuance costs	14,557	135,313	26,296	(135,313)	3(d)			40,853
Other current liabilities	5,626	40,814	296	309,973	3(e)	(37,040)	5(d)	319,669
Total current liabilities	111,149	206,012	129,125	174,660		-		620,946
Lease liabilities	-	601	-					601
Other non-current liabilities	4,108	1,087	15,888					21,083
Deferred tax liabilities, net	-	-	-	18,142	3(h)			18,142
Long-term debt, net of issuance costs	-	-	136,786	(136,786)	3(d)	234,130	5(a)	234,130
Total liabilities	115,257	207,700	281,799	56,016		234,130		894,902
Stockholders' equity
Preferred stock		-	-					-
Series A convertible preferred stock	100	-	-					100
Common stock	10	-	45,779	(45,779)	3(f)			10
Equity	-	99,100	-	(99,100)	3(f)			-
Additional paid-in capital	373,310	-	309,896	49,336	3(f),3(i)			732,542
Treasury stock	(71)	-	(5,598)	5,598	3(f)			(71)
Other capital reserves	-	-	49,290	(49,290)	3(f)			-
Accumulated other comprehensive loss	(903)	-	(8,255)	8,255	3(f)			(903)
Accumulated deficit	(227,334)	-	(372,833)	365,913	3(f),3(g)			(234,254)
Non-controlling interest	-	-	-	22,067	3(j)	-		22,067
Total stockholders' equity	145,112	99,100	18,279	257,000		-		519,491
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$260,369	$306,800	$300,078	$313,016		$234,130		$1,414,393

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended March 31, 2021

(in thousands)

			Fyber N.V.			Other
			Historical As	Transaction		Transaction
	Digital Turbine, Inc.	Ad Colony Holding AS	Translated (Refer to	Accounting	Note	Accounting	Note	Pro Forma
	Historical	Historical	Note 6)	Adjustments	Ref	Adjustments	Ref	Combined
Net revenues	$313,579	$211,000	$240,539	$(173)	4(b)			$764,945
Costs of revenues and operating expenses
License fees and revenue share	178,649	141,500	205,570	(173)	4(b)			525,546
Other direct costs of revenues	2,358		529					2,887
Product development	20,119	-	13,875			33,332	5(c)	67,326
Sales and marketing	19,304	-	17,166			37,178	5(c)	73,648
General and administrative	33,940	-	8,881	31,761	4(c)	12,055	5(c)	86,637
Payroll and related expenses, excluding stock-based compensation	-	32,600	-			(32,600)	5(c)	-
Depreciation and amortization	-	17,800	-	6,365	4(a)	(24,165)	5(c)	-
Other	-	25,800	-			(25,800)	5(c)	-
Total costs of revenue and operating expenses	254,370	217,700	246,021	37,953		-		756,044
Income / (loss) from operations	59,209	(6,700)	(5,482)	(38,126)		-		8,901
Interest and other income / (expense), net
Change in estimated contingent consideration	(15,751)	-	-					(15,751)
Interest income / (expense)	(1,003)	(2,800)	(12,046)			6,197	5(b)	(9,652)
Foreign exchange transaction gain / (loss)	-	(600)	-			765	5(f)	165
Loss on extinguishment of debt	(452)	-	-					(452)
Other income / (expense)	(146)	(100)	-					(246)
Total interest and other income / (expense), net	(17,352)	(3,500)	(12,046)	-		6,962		(25,936)
Income / (loss) before income taxes	41,857	(10,200)	(17,528)	(38,126)		6,962		(17,035)
Income tax (benefit) / provision	(13,027)	(3,300)	247	6,040	4(d)			(10,040)
Net income / (loss)	$54,884	$(6,900)	$(17,775)	$(44,166)		$6,962		$(6,995)
Basic net income per common share	$0.62							$(0.07)
Weighted-average common shares outstanding, basic	88,514			5,817	4(e)			94,331
Diluted net income per common share	$0.57							$(0.07)
Weighted-average common shares outstanding, diluted	96,151			(1,820)	4(e)			94,331

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Acquisition and Basis of Presentation

On May 25, 2021 (the “Closing Date”), Digital Turbine, Inc., a Delaware corporation (the “Company”), Digital Turbine Media, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“DT Media”), and Digital Turbine Luxembourg S.à r.l., a subsidiary of the Company, completed the initial closing of the acquisition of at least 95% of the outstanding voting shares (the “Majority Fyber Shares”), of Fyber N.V., a public limited liability company registered with the Netherlands Chamber of Commerce Business Register (“Fyber”), pursuant to a Sale and Purchase Agreement between Tennor Holding B.V., Advert Finance B.V., and Lars Windhorst (collectively, the “Seller”), the Company, and DT Luxembourg. The Seller transferred and delivered 400,000,000 shares of the Majority Fyber Shares to DT Media on the Closing Date, and the Seller transferred and delivered another 125,805,997 shares of the Majority Fyber Shares to DT Media in June-July 2021. The remaining outstanding shares in Fyber (the “Minority Fyber Shares”) are to the Company’s knowledge widely held by other shareholders of Fyber (the “Minority Fyber Shareholders”).

The Company acquired Fyber in exchange for an estimated aggregate consideration of up to $600 million, consisting of (i) $150 million in cash, which was subject to adjustments for certain items including, approximately $124.3 million of which was paid to the Seller on the Closing Date and the remainder of which will be paid to the Minority Fyber Shareholders for the Minority Fyber Shares pursuant to the tender offer described below, (ii) 3,216,935 newly-issued shares of common stock of the Company issued to the Seller at the closing of the acquisition, (iii) 2,540,364 newly-issued shares of common stock of the Company issued to the Seller in June-July 2021, (iv) an additional 59,289 newly-issued shares of common stock of the Company to be issued to the Seller but subject to a true-up reduction based on increased transaction costs associated with the staggered delivery of the Majority Fyber Shares to the Company, and (v) contingent upon Fyber’s net revenues (determined in accordance with International Financial Reporting Standards) being equal or higher than $100 million for the 12-month earn-out period ending on March 31, 2022, as determined in the manner set forth in the Sale and Purchase Agreement, a certain number of shares of Company common stock, which will be newly-issued to the Seller at the end of the earn-out period, and under certain circumstances, an amount of cash, which value of such shares and cash in aggregate will not exceed $50 million (subject to set-off against certain potential indemnification claims against the Seller). The Company does not anticipate that Fyber will meet the net revenue goal and, thus, estimates that no contingent consideration will be paid.

Pursuant to certain German law on public takeovers, following the closing, the Company launched a public tender offer to the Minority Fyber Shareholders to acquire from them the Minority Fyber Shares. The tender offer is subject to certain minimum price rules under German law. The timing and the conditions of the tender offer, including the consideration of EUR 0.84 per share offered to the Minority Fyber Shareholders in connection with the tender offer, was determined by the Company pursuant to the applicable Dutch and German takeover laws. The Company anticipates completing the tender offer during the second fiscal quarter 2022.

Fyber is a leading mobile advertising monetization platform empowering global app developers to optimize profitability through quality advertising.  Fyber’s proprietary technology platform and expertise in mediation, real-time bidding, advanced analytics tools, and video combine to deliver publishers and advertisers a highly valuable app monetization solution.

Previously, on April 29, 2021 (“Closing Date”), Digital Turbine, Inc. (the “Company”) and Digital Turbine Media, Inc., a wholly-owned subsidiary of the Company (“DT Media”) completed the acquisition of AdColony Holding AS (the “Target” or, together with its subsidiaries, “AdColony”), a company whose primary business activities comprise mobile advertising. In connection with the completion of the acquisition, the Company paid cash of $100 million at closing, which is subject to adjustment for customary closing purchase price adjustments. In addition, the Company will pay $100 million in cash six months after closing and an earn-out estimated to be between $200 million and $225 million based upon the Target achieving certain target net revenue (less associated cost of goods sold, as such term is referenced in the share purchase agreement governing such acquisition) metrics for the twelve-month period ending on December 31, 2021.

The unaudited pro forma condensed combined financial statements have been prepared based on the Company’s, Fyber’s and AdColony’s historical financial information, giving effect to the acquisitions and related adjustments described in these notes to show how the acquisitions might have affected the historical financial statements if they had been completed on April 1, 2020 for the purposes of the condensed combined statements of operations, and as of March 31, 2021 for purposes of the condensed combined balance sheet. Given the comparable fiscal periods differ by one quarter, the unaudited pro forma condensed combined statement of operations combines Fyber’s and AdColony’s respective consolidated statements of operations for the year ended December 31, 2020, with the Company’s consolidated statement of operations for the year ended March 31, 2021. The unaudited pro forma condensed combined balance sheet combines Fyber’s and AdColony’s condensed consolidated balance sheets as of December 31, 2020 with the Company’s condensed consolidated balance sheet as of March 31, 2021. In addition, certain items have been reclassified from Fyber’s and AdColony’s historical financial statements to align them with the Company’s financial statement presentation and accounting policies in accordance with Generally Accepted Accounting Principles in the United States. Fyber and AdColony prepare their respective consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”).

The Company accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of the assets acquired and liabilities assumed is determined.

Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended March 31, 2021. The Company performed a preliminary review of Fyber’s and AdColony’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information. The Company identified differences and certain amounts that have been reclassified to conform to the Company’s financial statement presentation, as described below. At this time, the Company is not aware of any other differences that would have a material effect on the unaudited pro forma condensed combined financial information, including any differences in the timing of adoption of new accounting standards. However, the Company will continue to perform its detailed review of Fyber’s and AdColony’s accounting policies and, upon completion of that review, differences may be identified between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

2.	Calculation of Purchase Price and Preliminary Estimated Purchase Price Allocation

The following table sets forth a preliminary estimate of the purchase consideration and allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of AdColony and Fyber based on their respective December 31, 2020 balance sheet, with the excess recorded as goodwill (in thousands).

Consideration	AdColony	Fyber
Cash paid at closing	$100,000	$124,336
Cash to be paid in six months	98,552	-
Fair value of common shares issued	-	359,232
Fair value of contingent consideration	204,501	-
Fair value of non-controlling interest	-	22,067
Total consideration	$403,053	$505,635

Cash and cash equivalents acquired	15,400	31,946
Net tangible assets acquired	78,920	99,161
Right of use assets acquired	2,088	4,000
Net identifiable intangible assets acquired	194,000	258,283
	$290,408	$393,390

Accounts payable and other liabilities	69,999	102,829
Deferred revenue	700	-
Debt assumed	-	26,296
Long-term liabilities	1,688	15,888
Deferred tax liabilities	6,277	24,828
	$78,664	$169,841

Estimated fair value of net assets acquired	$211,744	$223,549
Goodwill	$191,309	$282,086

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of Fyber and AdColony, using established valuation techniques. Digital Turbine’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as the associated asset useful lives, can materially affect the results of operations of the Combined Company. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation studies and procedures performed to date. As of the date of this filing, the valuation studies and procedures required to determine the fair value of the assets acquired, liabilities assumed, and the related allocations of purchase price are not complete. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed may differ from the amounts reflected in the preliminary pro forma purchase price allocation, and any differences could be material. Furthermore, the carrying values and, accordingly, fair values of Fyber’s and AdColony’s working capital accounts will differ as of the Transaction date, as compared to the amounts reported as of December 31, 2020. In addition, the purchase price allocation for the Fyber transaction has been accounted for in USD at the consolidated level. Push-down accounting was not utilized for this transaction and, thus no foreign currency translation adjustment has been recognized. Digital Turbine will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

3.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet presented as of March 31, 2021:

(a)	Adjustment records the cash purchase consideration paid to consummate the Transactions. Refer to Note 2 for additional details regarding the calculation of the cash purchase consideration.

(b)	Adjustment recorded to reflect acquired identifiable intangible assets, consisting of developed technology, trade names, customer and publisher relationships, and a lease at a below market rate at their fair values in connection with the application of purchase accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the “income approach” as well as the “relief from royalty method.” Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value. In addition to the forecasted expected future cash flows, the relief from royalty method uses an estimated royalty rate.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transactions, the estimated useful lives of the identifiable intangible assets, and the amount by which Fyber’s and AdColony’s historical intangible asset balances were adjusted on a pro forma basis to reflect the identifiable intangible assets at their fair value:

Fyber

	Estimated Fair Value	Estimated Useful
	(in thousands)	live in years
Publisher Relationships	$106,400	20
Developed Technology	86,900	7
Trade Names	32,100	7
Customer Relationships	31,400	3
Below Market Lease	1,483	7.5
Total Acquired Intangible Assets	$258,283

Fyber's historical intangible assets balance	(10,731)

Pro forma Transaction Accounting Adjustment	$247,552

AdColony

	Estimated Fair Value	Estimated Useful
	(in thousands)	live in years
Brand Customer Relationships	$91,400	15
Performance Customer Relationships	11,000	8
Developed Technology	51,100	7
Trade Names	36,100	7
Publisher Relationships	4,400	10
Total Acquired Intangible Assets	$194,000

AdColony's historical intangible assets balance	(2,382)

Pro forma Transaction Accounting Adjustment	$191,618

The preliminary estimates of fair value and estimated useful lives, could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to the amount of goodwill recorded in connection with the Transaction.

(c)	Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisitions occurred as of March 31, 2021. Refer to Note 2 for details regarding the allocation of purchase consideration and the calculation of Goodwill resulting from the Transactions. The amount of Goodwill ultimately recognized in purchase price accounting as of the May 25, 2021 and April 29, 2021 acquisition closing dates for Fyber and AdColony, respectively, will differ from amounts shown in the unaudited pro forma condensed combined financial statements due to changes to certain of Fyber’s and AdColony’s reported current asset and liability balances subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisitions is not amortized and will be assessed for impairment at least annually.

The following table shows the calculation of the pro forma transaction accounting adjustments for both Fyber and AdColony (in $000s)

	Fyber	AdColony
Opening balance sheet amount	$282,086	$191,309
Less historical balance	158,240	182,156
Pro forma adjustment	$123,846	$9,153

(d)	Adjustment removes Fyber’s and AdColony’s debt balances that were not assumed and were settled in connection with the consummation of the Transactions. The Fyber adjustment reduced long-term loans and borrowings by $136,786 and AdColony removed $135,313 from short-term debt.

(e)	Amount records the cash balance to be paid six months from the closing date of the AdColony Transaction and the estimated fair value of the contingent consideration included as part of the consideration. Refer to Note 2 for additional details regarding the calculation of the purchase consideration. In addition, the amount includes $6,751 of additional transactions costs related to both acquisitions that were incurred by Digital Turbine that had not been accrued as of March 31, 2021 as well as $170 of cash transaction bonuses paid to employees that had not been accrued as of March 31, 2021. There were $2,500 of transactions costs recorded in the historical balance sheet of Digital Turbine as of March 31, 2021.

(f)	Adjustment reflects the removal of Fyber’s and AdColony’s historical equity balances.

(g)	Amount records the effect of the additional transactions costs of $6,751 and the transaction bonuses of $170 as discussed in notation (e) in this Note above.

(h)	Adjustment records the net increase of $40,000 of deferred tax liabilities recognized upon the AdColony acquisition offset by an increase of $7,869 to the deferred tax asset as a result of the reduction of AdColony’s valuation allowance. In addition, adjustment records the $24,828 of net deferred tax liabilities for the Fyber transaction. The historical deferred tax assets have been reduced to zero resulting in a net deferred tax liability of $18,142 on a pro forma basis.

(i)	Adjustment records the fair value of the 5,817 common shares of the Company issued as part of the consideration of the Fyber Transaction. See Note 2 for additional details regarding the calculation of the purchase consideration.

(j)	Adjustment records the fair value of the non-controlling interest resulting from the Fyber Transaction. As this amount represents the initial estimate of fair value, the final determination could change the amount reflected herein and any difference could be material. See Note 2 for additional details regarding the calculation of the purchase consideration.

(k)	Adjustment records an increase of $4,000 for the fair value of the right of use assets acquired in the Fyber transaction. As this amount reflects an initial estimate of fair value, the final determination could change the amount reflected herein and any difference could be material.

4.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Adjustment reflects the change in amortization expense recorded in AdColony’s historical financial statements for the year ended December 31, 2020, to record the incremental amortization expense for the new intangible assets recorded in connection with the application of purchase accounting. Pro forma amortization expense has been recorded based upon preliminary fair values and estimated useful lives disclosed in Note 3(b). The amortization expense increased from $14,000 to $20,365. See Note 5(c) that reclassifies amortization expense to conform to Digital Turbine presentation.

(b)	Amount reflects the reduction of revenue of $173 as AdColony was historically a customer of Digital Turbine and the corresponding reduction of $173 in license fees and revenue share expenses.

(c)	Amount reflects 1) the additional transaction costs of $6,751 that have been incurred by Digital Turbine that had not been included in the expenses for the year ended March 31, 2021, 2) $170 of cash transaction bonuses that were paid subsequent to March 31, 2021 and 3) the change in amortization expense recorded in Fyber’s historical financial statements for the year ended December 31, 2020, to record the incremental amortization expense for the new intangible assets recorded in connection with the application of purchase accounting. Pro forma amortization expense has been recorded based upon preliminary fair values and estimated useful lives disclosed in Note 3(b). The amortization expense increased from $8,144 to $32,984 for Fyber.

(d)	Adjustment includes a reduction of the income tax benefit of $6,700 realized by Digital Turbine in the fiscal year ended March 31, 2021 as a result of the release of the valuation allowance caused by the assumption of $6,700 of deferred tax liabilities in the AdColony acquisition. The tax benefit of the valuation allowance release of AdColony related to the assumed deferred tax liabilities, as discussed in Note 3(h), is not reflected in the pro forma income statement as this item is non recurring. This was offset by a benefit of $660 for the transaction related adjustments.

(e)	Adjustments reflect proforma basic and diluted weighted average shares outstanding calculated as follows:

	Basic Shares	Diluted Shares
Digital Turbine - as reported	88,514	96,151
Issuance of equity shares as consideration to Fyber	5,817	5,817
Removal of anti-dilutive shares	-	(7,637)
Digital Turbine - adjusted for proforma presentation	94,331	94,331

The adjustment to remove anti-dilutive shares gives effect to the fact that a loss has been recognized for the period ended March 31, 2021 on a proforma basis. Accordingly, Digital Turbine’s reported weighted-average dilutive shares were reduced to equal the weighted-average basic shares.

5.	Reclassification of AdColony’s Historical Statement of Operations and Other Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations

(a)	Adjustment reflects the amount of debt incurred ($237,100), net of issuance costs ($2,970), by Digital Turbine under the Amended and Restated Credit Agreement to consummate the transactions as well as the corresponding net cash received.

(b)	Amount represents the net (increase)decrease to interest expense resulting from interest on the new debt incurred to finance the acquisitions of Fyber and AdColony (including debt to be borrowed to fund the cash to be paid in six months from acquisition date), the extinguishment of certain of Fyber’s existing debt and all of AdColony’s existing debt and the amortization of the related debt issuance costs as follows:

Year Ended March 31, 2021	Fyber	AdColony
Elimination of interest expense - outstanding debt not assumed	$9,644	$2,600
Interest expense on new debt	(2,470)	(2,033)
Amortization of new debt issuance costs	-	(594)
Interest expense on cash to be paid in six months from acquisition date	-	(950)
Other transaction accounting adjustments to interest expense	$7,174	$(977)

Interest expense on the new debt was calculated at the most current available variable rate of 1.9%. A change of 1/8 of one percent in the interest rate would change the interest amount by approximately $357 annually.

(c)	Adjustments reflect the historical AdColony expense categories to the Digital Turbine presentation. The payroll and related expenses, depreciation and amortization (including the incremental expense described in note 4(a)) and other were reduced to zero and classified as product development, sales and marketing, and general and administrative based upon management’s expectations.

(d)	Adjustment reclassifies certain liabilities associated with license fees and revenue share from other current liabilities on AdColony to conform to the Digital Turbine presentation.

(e)	Adjustment reclassifies Fyber’s right of use asset recorded in property and equipment, net, to conform to the Digital Turbine presentation.

(f)	Adjustment reflects transaction gain resulting from the $12,200 of funds advanced by Digital Turbine to Fyber subsequent to the acquisition date accounted for as an intercompany loan expected to be settled. The amount was computed using a translation rate of $1 to €0.9174 at March 31, 2020 and $1 to €0.8547 at March 31, 2021.

6.	Translation of Fyber’s Historical Financial Statements

Fyber has historically prepared and reported its financial information in Euros, its functional currency. However, Digital Turbine’s reporting currency is the US dollar. Accordingly, Fyber’s historical financial information as of December 31, 2020 was translated from Euros into US dollars prior to inclusion in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and historical financial information for the year ended December 31, 2020 was translated prior to inclusion in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021. Information regarding Fyber’s historical financial information both prior to and subsequent to translation, as well as the foreign currency exchange rates at which such information was translated into US dollars, is summarized below:

Unaudited Pro Forma Condensed Combined Balance Sheet – As of December 31, 2020

For purposes of preparing the unaudited pro forma condensed combined balance sheet as of March 31, 2021, Fyber’s audited consolidated statement of financial position (balance sheet) as of December 31, 2020 was translated from Euros into US dollars using the following foreign currency exchange rate in effect at December 31, 2020: €1.00 to $1.23. In addition, the balance sheet has been classified according to the presentation in the unaudited pro forma condensed combined balance sheet. The following table illustrates the impact of translating Fyber’s balance sheet as of December 31, 2020 into US dollars:

	€ (000s)	USD (000s)
ASSETS
Current assets
Cash and cash equivalents	25,972	31,946
Accounts and other receivables, net of allowance for doubtful accounts	64,983	79,929
Prepaid expenses and other current assets	3,016	3,710
Total current assets	93,971	115,585
Property and equipment, net	8,775	10,793
Intangible assets, net	8,724	10,731
Goodwill	128,650	158,240
Other non-current assets	3,845	4,729
TOTAL ASSETS	243,965	300,078

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade and other payables	78,353	96,377
Employee benefits	5,005	6,156
Loans and borrowings, current	21,379	26,296
Other current liabilities	241	296
Total current liabilities	104,978	129,125
Loans and borrowings	111,208	136,786
Other non-current liabilities	12,917	15,888
Total liabilities	229,103	281,799
Stockholders' equity
Common stock	37,219	45,779
Additional paid-in capital	251,948	309,896
Treasury stock	(4,551)	(5,598)
Other capital reserves	40,073	49,290
Accumulated other comprehensive loss	(6,711)	(8,255)
Accumulated deficit	(303,116)	(372,833)
Total stockholders' equity	14,862	18,279
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	243,965	300,078

Unaudited Pro Forma Condensed Combined Statement of Operations – Year ended December 31, 2020

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021, Fyber’s audited consolidated statement of loss (statement of operations) for the year ended December 31, 2020 was translated from Euros into US dollars using the following weighted-average foreign currency exchange rate for the year: €1.00 to $1.1467. The following table illustrates the impact of translating Fyber’s audited results of operations for the year ended December 31, 2020 into US dollars:

	€ (000s)	USD (000s)
Net revenues	209,772	240,539
Costs of revenues and operating expenses
Costs of revenues	179,276	205,570
Sales and marketing	14,970	17,166
General and administrative	7,745	8,881
Research and development	12,100	13,875
Other	461	529
Total costs of revenues and operating expenses	214,552	246,021
Loss from operations	(4,780)	(5,482)
Interest and other income / (expense), net	(10,505)	(12,046)
Loss before income taxes	(15,285)	(17,528)
Income tax expense	215	247
Net loss	(15,500)	(17,775)